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                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

                        MAGNET TOTAL MARKET GROWTH FUND
                     (A SERIES OF FINANCIAL INVESTORS TRUST)

         THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement") is made this _____ day of June, 2000, between Revqual Index-Plus Investors, L.L.C, a Delaware limited liability company ("Revqual") and Financial Investors Trust, a Delaware business trust (the "Trust"), with respect to the Magnet Total Market Growth Fund, a series of the Trust (the "Fund").

RECITALS

         A. The Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has registered its shares for public offering under the Securities Act of 1933, as amended (the "1933 Act").

         B. The Trust is authorized to create separate series of shares, each with its own separate investment portfolio, one of such series created by the Trust being the Fund.

         C. The Trust and Revqual deem it mutually advantageous that Revqual should assist the Trustees and officers of the Trust in the management of the securities portfolio of the Fund.

AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. APPOINTMENT. The Trust hereby appoints Revqual as investment adviser and manager with respect to the Fund for the period and on the terms set forth in this Agreement. Revqual hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. INVESTMENT ADVISORY FUNCTIONS. In its capacity as investment adviser to the Fund, Revqual shall have the following duties and responsibilities:

            (a) To manage the investment operations of the Fund and the composition of its investment portfolio, and to determine without prior consultation with the Trust, what securities and other assets of the Fund will be acquired, held, disposed of or loaned, in conformity with the investment objective, policies and restrictions and the other statements concerning the Fund in the Trust's trust instrument, as amended from time to time (the "Trust Instrument"), bylaws, and currently effective registration statements under the 1940 Act and the 1933 Act and any amendments or supplements thereto (the "Registration Statements"), the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the rules thereunder, and all other applicable federal and state laws and regulations, and the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Fund as a regulated investment company;

           (b) To cause its officers to attend meetings and furnish oral or written reports, as the Trustees may reasonably require, in order to keep the Trustees and appropriate

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                    officers of the Trust fully informed as to the condition of the investment portfolio of the Fund, the investment decisions of Revqual, and the investment considerations which have given rise to those decisions;

           (c) To place orders for the purchase and sale of securities for investments of the Fund and for other related transactions; to give instructions to the custodian (including any subcustodian) of the Fund as to deliveries of securities to and from such custodian and receipt and payments of cash for the account of the Fund, and advise the Trust on the same day such instructions are given; to submit such reports relating to the valuation of the Fund's assets and to otherwise assist in the calculation of the net asset value of shares of the Fund as may reasonably be requested; on behalf of the Fund, to exercise such voting rights, subscription rights, rights to consent to corporate action and any other rights pertaining to the Fund's assets that may be exercised, in accordance with any policy pertaining to the same that may be adopted or agreed to by the Trustees of the Trust, or, in the event that the Trust retains the right to exercise such voting and other rights, to furnish the Trust with advice as to the manner in which such rights should be exercised;

           (d) To maintain all books and records required to be maintained by Revqual pursuant to the 1940 Act and the rules and regulations promulgated thereunder, as the same may be amended from time to time, with respect to transactions on behalf of the Fund, and shall furnish the Trustees with such periodic and special reports as the Trustees reasonably may request. Revqual agrees that all records which it maintains for the Fund are the property of the Trust, agrees to permit the reasonable inspection thereof by the Trust or its designees and agrees to preserve for the periods prescribed under the 1940 Act any records which it maintains for the Fund and which are required to be maintained under the 1940 Act, and further agrees to surrender promptly to the Trust or its designees any records which it maintains for the Trust upon request by the Trust; and

           (e) At such times as shall be reasonably requested by the Trustees, to provide the Trustees with economic, operational and investment data and reports, including without limitation all information and materials reasonably requested by or requested to be delivered to the Trustees of the Trust pursuant to
                    Section 15(c) of the 1940 Act, and make available to the Trustees any economic, statistical and investment services normally available to similar investment company clients of Revqual.

         3. MANAGEMENT FUNCTIONS. In its capacity as manager of the Fund, Revqual shall have the following duties and responsibilities, subject to the direction and control of the Board of Trustees of the Trust: (a) assist in maintaining office facilities (which shall be in such location as the Trust and Revqual shall reasonably determine); (b) furnish clerical services and stationery and office supplies; (c) compile data for and prepare with respect to the Fund timeline Notices to the Securities and Exchange Commission required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR;
(d) coordinate execution and filing by the Fund of all federal and state tax returns and required tax filings other than those required to be made by the Fund's custodian or transfer agent; (e) prepare compliance filings pursuant to state securities laws with the advice of the Trust's counsel; (f) prepare Annual and Semi-Annual Financial Reports to the Fund's shareholders and updates to the Registration Statements; (g) monitor the Fund's expense accruals and pay all expenses on proper authorization from the Fund; (h) monitor the Fund's status as a regulated investment company under Subchapter M of the


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Internal Revenue Code of 1986, as amended; (i) maintain the Trust's fidelity bond as required by the 1940 Act; (j) on a monthly basis, monitor compliance with the policies and limitations of the fund as set for the in the Prospectus, Statement of Additional Information, Code of Regulations and declaration of Trust; (k) generally assist in the Fund's operations.

         With respect to its management function and in compliance with the requirements of Rule 31a-3 under the 1940 Act, Revqual hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Revqual further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         4. FURTHER OBLIGATIONS. In all matters relating to the performance of this Agreement, Revqual shall act in conformity with the Trust's Trust Instrument, bylaws and Registration Statements and with the written policies, procedures and guidelines of the Fund, and written instructions and directions of the Trustees of the Trust and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations. The Trust agrees to provide Revqual with copies of the Trust's Trust Instrument, bylaws, Registration Statements, written policies, procedures and guidelines, and written instructions and directions of the Trustees, and any amendments or supplements to any of them at, or, if practicable, before the time such materials become effective.

         5. OBLIGATIONS OF TRUST. The Trust shall fulfill or cause its agents to fulfill the following obligations under this Agreement:

                (a) To keep Revqual continuously and fully informed as to the composition of the investment portfolio of the Fund and the nature of all of the Fund's assets and liabilities from time to time;

                (b) To furnish Revqual with a certified copy of any financial statements or reports prepared for the Fund by certified or independent public accountants and with copies of any financial statements or reports made to the Fund's shareholders or to any governmental body or securities exchange;

                (c) To furnish Revqual with any further materials or information which Revqual may reasonably request to enable it to perform its function under this Agreement; and

                (d) To compensate Revqual for its services in accordance with the provisions of Section 6 hereof.

         6. COMPENSATION. The Trust shall pay to Revqual for its services under this Agreement a fee at an annual rate of 1.00% of the average daily net asset value of the Fund, such fees to be calculated daily and payable monthly in United States dollars.

         7.     EXPENSES.

         (a) EXPENSES PAID BY THE TRUST. The Trust assumes and shall pay all expenses incidental to its operations and business not specifically assumed or agreed to be paid by Revqual hereunder or otherwise, including, but not limited to, any compensation, fees or reimbursements which the Trust pays to its Trustees who are not interested persons of Revqual; compensation of the Fund's custodian, transfer agent, registrar and dividend disbursing agent and other service providers; legal, accounting, audit and printing


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                expenses; clerical, record keeping and bookkeeping expenses;
                brokerage commissions and all other expenses in connection with execution of portfolio transactions; interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); expenses of local representation in Delaware; expenses of shareholders' meetings and of preparing, printing and distributing proxy statements, notices, and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer or sale of shares of the Fund, including, but not limited to, all costs involved in preparing, printing and mailing prospectuses and statements of additional information to shareholders of the Fund; and all fees, dues and other expenses incurred by the Trust in connection with the membership of the Trust in any trade association or other investment company organization.

         (b) EXPENSES PAID BY REVQUAL. Revqual shall pay all its own costs and expenses incurred in rendering the services required under this Agreement. In addition to such costs and expenses, Revqual shall incur and pay reasonable compensation, fees and related expenses of any of the Trust's officers or Trustees who are interested persons of Revqual.

         8. BROKERAGE COMMISSIONS. For purposes of this Agreement, brokerage commissions paid by the Fund upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Fund and shall be paid by the Fund. Absent instructions from the Trust to the contrary, Revqual is authorized and directed to place Fund portfolio transactions only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates, provided, however, that Revqual may pay a broker an amount of commission for effecting a securities transaction in excess of the amount of commission another broker would have charged for effecting that transaction if Revqual determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either that particular transaction or the overall responsibilities of Revqual. Revqual is also authorized to consider sales of Fund shares as a factor in selecting broker-dealers to execute Fund portfolio transactions. In placing portfolio business with such broker-dealers, Revqual shall seek the best execution of each transaction. Notwithstanding the foregoing, the Trustees of the Trust may establish policies or guidelines to be followed by Revqual in placing portfolio transactions for the Trust pursuant to the foregoing provisions. Revqual shall report on the placement of portfolio transactions in the prior fiscal quarter at each quarterly meeting of such Trustees. To the extent consistent with applicable law, purchase or sell orders for the Fund may be aggregated with simultaneous purchase or sell orders for other clients of Revqual. Whenever Revqual simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other clients of Revqual, such orders will be allocated as to price and amount among all such clients in a manner reasonably believed by Revqual to be fair and equitable to each client. The Trust recognizes that in some cases, this procedure may adversely affect the results obtained for the Fund.

         9. TERMINATION. This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust, or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that sixty (60) days' advance written notice of termination be given to Revqual at its principal place of business. This Agreement may be terminated by Revqual at any time, without penalty, by giving sixty (60) days' advance written notice of termination to the Trust, addressed to its principal place of business.

         10. ASSIGNMENT. This Agreement shall terminate automatically in the event of any assignment of this Agreement.


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         11.    TERM. This Agreement shall continue in effect until     , 2002,
unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund.

         12. AMENDMENTS. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Fund or Revqual and, (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund.

         13. ALLOCATION OF EXPENSES. The Trustees shall determine the basis for making an appropriate allocation of the Trust's expenses (other than those directly attributable to the Fund) between the Fund and any other series of the Trust.

         14. LIMITATION ON PERSONAL LIABILITY. NOTICE IS HEREBY GIVEN that the Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

         15. LIMITATION OF LIABILITY OF REVQUAL. Revqual shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law.

         16. ACTIVITIES OF REVQUAL. The services of Revqual to the Trust hereunder are not intended to be exclusive, and Revqual and its affiliates are free to render services to other parties, so long as its services under this Agreement are not materially or adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Revqual to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. It is understood that trustees, officers and shareholders of the Trust are or may become interested in Revqual as directors, officers and shareholders of Revqual, that directors, officers, employees and shareholders of Revqual are or may become similarly interested in the Trust, and that Revqual may become interested in the Trust as a shareholder or otherwise.

         17. CERTAIN DEFINITIONS. The terms "vote of a majority of the outstanding voting securities", "assignment", "approved at least annually" and "interested persons" when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, order, interpretation or other authority of the Securities and Exchange


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Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order, interpretation or other authority.

         18. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

         19. MISCELLANEOUS. The headings in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Investment Advisory and Management Agreement as of the date and year first above written.

                                   REVQUAL INDEX-PLUS INVESTORS, L.L.C


                                   By:_________________________




                                   FINANCIAL INVESTORS TRUST, with respect to the Magnet Total Market Growth Fund


                                   By:_________________________



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